                      SECOND AMENDMENT TO RIGHTS AGREEMENT

                  THIS SECOND AMENDMENT to Rights Agreement (this "Amendment"), effective as of the 5th day of May, 2003, is made and entered into by and between TECHTEAM GLOBAL, INC. (formerly known as National TechTeam, Inc.), a Delaware corporation (the "Company"), and U.S. STOCK TRANSFER CORPORATION, a California corporation and Rights Agent under the Rights Agreement referred to below (the "Rights Agent").

                                    RECITALS:

                  A. The Company and the Rights Agent are parties to that certain Rights Agreement, dated as of May 6, 1997, as amended by First Amendment to Rights Agreement, dated as of August 24, 1999 (the "Rights Agreement").

                  B. The Board of Directors of the Company believes it is desirable, and has authorized certain of its officers, to amend the Rights Agreement to provide that holders of shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share ("Convertible Preferred Stock"), as of the Close of business on the Distribution Date (as such terms are defined in the Rights Agreement) shall be entitled to such rights, benefits and privileges as holders of shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), are entitled under the Rights Agreement on a basis determined as if each holder of shares of Convertible Preferred Stock outstanding as of the Close of business on the Distribution Date had converted all such Convertible Preferred Stock into shares of Common Stock as of the such time.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

        1. Amendment of Section 1 of the Rights Agreement. Section 1 of the Rights Agreement is hereby amended as follows:

                  a. Section 1(h) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

                        "(h) "Convertible Preferred Stock" shall mean shares of
                  the Company's Series A Convertible Preferred Stock, par value $.01 per share; provided, however, that for purposes of determining any rights, benefits and privileges to which holders of shares of Convertible Preferred Stock are entitled hereunder as of a particular time, such rights, benefits and privileges shall be determined on a basis determined as if each holder of shares of Convertible Preferred Stock outstanding as of such time had converted all such Convertible Preferred Stock into shares of Common Stock as of such time."

                  b. Sections 1(i) through 1(u) of the Rights Agreement is hereby amended by renumbering such sections as Sections 1(j) through 1(v), respectively.

                  c. A new Section 1(i) is hereby inserted in the Rights Agreement to read in its entirety as follows:

                         "(i)  "Covered  Securities"  shall  mean  shares  of
                  the Company's Common  Stock and Convertible Preferred Stock."

        2. Amendment of Section 3 of the Rights Agreement. Section 3 of the Rights Agreement is hereby amended as follows:

                  a. Section 3(a)(iii) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

                        "(iii) the close of business on the tenth day after a
                  majority of the Company's Board of Directors determines, pursuant to the criteria set forth in Section 11(a)(ii)(D) hereof, that a Person is an Adverse Person (the earliest of (i), (ii) and (iii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for Covered Securities registered in the names of the holders thereof (which certificates for Covered Securities shall also be deemed to be Right Certificates (as defined below)) and not by separate Right Certificates, and
                  (y) the right to receive Right Certificates will be transferable only simultaneously with and together with the transfer of the underlying shares of Covered Securities. Until the earlier of the Distribution Date or the Expiration Date, the surrender for transfer of such certificates for shares of Covered Securities shall also constitute the surrender for transfer of the Rights associated with the shares of Covered Securities represented thereby; and the conversion of shares of Convertible Preferred Stock into shares of Common Stock shall also constitute the surrender of Rights associated with such shares of Convertible Preferred Stock in exchange for the Rights associated with the shares of Common Stock into which such shares of Convertible Preferred Stock are converted. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send), by first-class, insured, postage prepaid mail, to each record holder of the Covered Securities as of the Close of business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more right certificates, in substantially the form attached hereto as Exhibit B (the "Right Certificates"), evidencing one Right for each share of Covered Securities so held (in the case of Convertible Preferred Stock, subject to the proviso of Section 1(h) hereof), subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Covered Securities has been made pursuant to Section 11(p) hereof, at the time of distribution of the Right Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Right Certificates representing only whole numbers of Right are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates and may be transferred by the transfer of the Right Certificates as permitted hereby, separately and apart from any transfer of one or more shares of Covered Securities, and the holders of such Right Certificates as listed in the records of the Company or any transfer agent or registrar for the Rights shall be the record holders thereof."


                  b. Section 3(b) of the Rights Agreement is hereby amended by replacing all references to the defined term "Common Stock" in such section with references to the defined term "Covered Securities."


                  c. Sections 3(c) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

                        "(c) Rights shall be issued in respect of all shares
                  of Covered Securities which are issued after the Record Date but prior to the earlier of the Distribution Date or the Expiration Date. Certificates representing such shares of Covered Securities shall also be deemed to be certificates for Rights. Certificates representing shares of Covered Securities shall bear the following legend:

                        This certificate also evidences and entitles the
                  holder hereof to certain Rights as set forth in a Rights Agreement between TechTeam Global, Inc. and U.S. Stock Transfer Corporation dated as of May 6, 1997, as amended, the terms of which are incorporated herein by reference and a copy of which is on file at the principal executive offices of TechTeam Global, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be redeemed, may expire, or may be evidenced by separate certificates and no longer be evidenced by this certificate. TechTeam Global, Inc. will mail to the holder of this certificate a copy of the Rights Agreement (as in effect on the date of mailing) without charge promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or an Adverse Person or any Affiliate or Associate of an Acquiring Person or an Adverse Person (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, will become null and void.

                        With respect to such certificates containing the
                  foregoing legend, until the earlier of the Distribution Date or the Expiration Date, the Rights associated with the Covered Securities represented by such Certificates shall be evidenced by such Certificates alone and registered holders of Covered Securities shall also be the registered holders of the associated Rights; and the surrender for transfer of any of such certificates shall also constitute the transfer of the Rights associated with the Covered Securities represented by such certificates; and the conversion of shares of Convertible Preferred Stock into shares of Common Stock shall also constitute the surrender of Rights associated with such shares of Convertible Preferred Stock in exchange for the Rights associated with the shares of Common Stock into which such shares of Convertible Preferred Stock are converted.

                  3.    Amendment  of  Section  13(c) of the  Rights  Agreement.
Section 13(c) of the Rights Agreement is hereby amended by replacing the reference to the defined term "Common Stock" in such section with a reference to the defined term "Covered Securities."

                  4. Amendment of Section 15 of the Rights Agreement. Section 15 of the Rights Agreement is hereby amended by replacing the references to the defined term "Common Stock" in such section with references to the defined term "Covered Securities."

                  5. Amendment of Section 16 of the Rights Agreement. Section 16 of the Rights Agreement is hereby amended by replacing the references to the defined term "Common Stock" in such section with references to the defined term "Covered Securities."

                  6. Amendment of Summary of Rights to Purchase Preferred Stock. The Summary of Rights to Purchase Preferred Stock attached as Exhibit C to the Rights Agreement is hereby amended and restated in its entirety in the form attached as Exhibit A to this Amendment.

                  7. Certificate. The Secretary of the Company shall execute and deliver to the Rights Agent a Certificate in the form attached hereto as Exhibit A, which states that this Amendment is in compliance with the terms of
Section 27 of the Rights Agreement.

                  8. No Further Amendment. Except as provided in Sections 1 through 6 above, the terms and conditions of the Rights Agreement shall be unaffected by this instrument and shall remain in full force and effect.

                  9. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Company and the Rights Agent and their respective successors and assigns.

                 10. Governing Law. This instrument shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                 11. Counterparts. This instrument may be executed in any number of counterparts, and each of such counterparts shall for all purposes are deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                 12. Severability. If any term, provision, covenant or restriction of this Amendment or applicable to this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment and the Rights Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         IN WITNESS WHEREOF, the parties hereto have executed this instrument, effective as of the date recited above.

                              TECHTEAM GLOBAL, INC.


                           By:  /s/ William F. Coyro, Jr.
                              --------------------------------------------
                              Name: William F. Coyro, Jr.
                              Title: President and Chief Executive Officer






Attest:


     /s/ Michael A. Sosin
------------------------------------
Name:  Michael A. Sosin
Title: Secretary and General Counsel


                         U.S. STOCK TRANSFER CORPORATION


                         By:    /s/ Richard C. Brown
                            ----------------------------
                            Name:  Richard C. Brown
                            Title: Vice President
Attest:


     /s/ Carol Clays
------------------------------------
Name: Carol Clays
Title: Assistant Vice President

                                                                       EXHIBIT C


                  SUMMARY OF RIGHTS TO PURCHASE PREFERRED STOCK


                  On April 29, 1997, the Board of Directors of TechTeam Global, Inc. (the "Company") declared a dividend distribution of one Right for each outstanding share of the Company's Common Stock, $.01 par value per share (the "Common Stock"), to stockholders of record at the close of business on May 7, 1997. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Preferred Stock"), at a Purchase Price of $80 per one one-hundredth of a share of Preferred Stock ("Purchase Price"), subject to adjustment. The Purchase Price may be paid, at the option of the holder, in cash or shares of Common Stock having a value at the time of exercise equal to the Purchase Price. The description and terms of the Rights are set forth in a Rights Agreement, dated as of May 6, 1997, as amended (the "Rights Agreement"), between the Company and U.S. Stock Transfer Corporation, as Rights Agent.

                  On April 8, 2003, the Board of Directors approved amendments to the Rights Agreement providing that holders of shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share ("Convertible Preferred Stock," and together with the Common Stock, "Covered Securities"), as of the close of business on the Distribution Date (as defined below) shall be entitled to such rights, benefits and privileges as holders of shares of the Company's Common Stock, are entitled under the Rights Agreement on a basis determined as if each holder of shares of Convertible Preferred Stock outstanding as of the close of business on the Distribution Date had converted all such Convertible Preferred Stock into shares of Common Stock as of the such time.

                  Initially, the Rights will be represented by the certificates evidencing the Covered Securities and no separate Right Certificates will be distributed. Upon the earlier of the following dates (the "Distribution Date"), the Rights will separate from the Covered Securities: (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the "Stock Acquisition Dates"); (ii) 10 days following the date that a tender or exchange offer by any Person is first published or sent or given within the meaning of Rule 14d-4(a) promulgated under the Exchange Act or any successor rule, if upon consummation thereof, such Person would be the Beneficial Owner of 15% or more of the outstanding shares of Common Stock; or (iii) promptly after a majority of the Board of Directors of the Company shall declare any person to be an "Adverse Person" upon a determination that such person, together with its affiliates and associates, has become the beneficial owner of an amount of Common Stock which a majority of the Board of Directors determines to be substantial (but in no event less than 15% of the shares of Common Stock then outstanding), and a determination by a majority of the Board of Directors that
(a) such beneficial ownership by such person is intended to cause the Company to repurchase the Common Stock beneficially owned by such person or to cause pressure on the Company to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where a majority of the Board of Directors determines that the best long-term interests of the Company and its stockholders would not be served by taking such action or entering into such transactions or series of transactions at that time or (b) such beneficial ownership is causing or reasonably likely to cause a material adverse impact (including impairment of relationships with customers or impairment of the Company's ability to maintain its competitive position) on the business or prospects of the Company.


                  Until the Distribution Date, (i) the Rights will be evidenced by the Covered Securities certificates and will be transferred with, and only with, such Covered Securities certificates, (ii) new Covered Securities certificates issued after May 7, 1997 will contain a notation incorporating the Rights Agreement by reference, (iii) the surrender for transfer of such certificates for shares of Covered Securities shall also constitute the surrender for transfer of the Rights associated with the shares of Covered Securities represented thereby; and (iv) the conversion of shares of Convertible Preferred Stock into shares of Common Stock shall also constitute the surrender of Rights associated with such shares of Convertible Preferred Stock in exchange for the Rights associated with the shares of Common Stock into which such shares of Convertible Preferred Stock are converted.

                  The Rights are not exercisable until the Distribution Date and will expire at 5:00 P.M. Detroit time, on May 6, 2007 (the "Final Expiration Date"), unless earlier redeemed by the Company as described below.

                  As soon as practicable after the Distribution Date, Right Certificates will be mailed to the holders of record of the Covered Securities as of the close of business on the Distribution Date and, thereafter, the separate Right Certificates alone will represent the Rights. Only shares of Covered Securities issued prior to the Distribution Date will be issued with Rights.

                  In the event that the Board of Directors determines that a person is an Adverse Person or, at any time following the Distribution Date, (i) the Company is the surviving corporation in a merger or other business combination with an Acquiring Person and its Common Stock is not changed or exchanged, (ii) a Person becomes the beneficial owner of more than 15% of the then outstanding shares of Common Stock (except pursuant to an offer for all outstanding shares of Common Stock which a majority of the Board of Directors determines to be fair to and otherwise in the best interests of the Company and its stockholders), (iii) an Acquiring Person engages in one or more "self-dealings transactions" as set forth in the Rights Agreement, or (iv) during such time as there is an Acquiring Person, an event occurs which results in such Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split); each holder of a Right promptly thereafter (but in the case of (ii) above, 5 days thereafter) will have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or an Adverse Person will be null and void. However, Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable or exchangeable by the Company as set forth below.

                  For example, at an exercise price of $80 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $160 worth of Common Stock (or other consideration, as noted above) for $80. Assuming that the Common Stock had a per share value of $20 at such time, the holder of each valid Right would be entitled to purchase eight shares of Common Stock for $80.

                  Unless the Rights are earlier redeemed or exchanged, in the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger which follows an offer described in the second preceding paragraph and is at the same price), or
(ii) 50% or more of the Company's assets or earning power is sold or transferred; each holder of a Right (except rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise of such holder's Right, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

                  The events set forth in the third preceding paragraph, and the events set forth in subsections (i) and (ii) of the first preceding paragraph shall collectively be termed "Triggering Events" and each a "Triggering Event."

                  The Purchase Price payable, and the number of one one-hundredths of a share of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

                  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price.

                  At any time on or prior to the close of business on the tenth day following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable in cash or stock (the "Redemption Price"). The Company may not redeem the Rights if a majority of the Board of Directors has previously determined a person to be an Adverse Person. After the redemption period has expired, the Company's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company. Immediately upon the action of the Board of Directors ordering redemption of the Rights with, where required, the concurrence of a majority of the Board of Directors, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 Redemption Price.

                  In addition, at any time after the Stock Acquisition Date - but before the Acquiring Person has acquired a 50% stake - the Board may, at its discretion, exchange each Right (except those owned by the Acquiring Person) for one share of TechTeam Common Stock.

                  The shares of Preferred Stock purchasable upon exercise of the Rights will have a minimum preferential quarterly dividend of $1.00 per share, but will be entitled to receive, in the aggregate, a dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the shares of Preferred Stock will be entitled to receive a minimum liquidation payment of $100 per share, but will be entitled to receive an aggregate liquidation payment equal to 100 times the payment made per share of Common Stock. Each share of Preferred Stock will have one hundred votes, voting together with the shares of Common Stock.

                  In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Common Stock. The rights of the shares of Preferred Stock as to dividends and liquidation, and in the event of mergers and consolidation, are protected by customary anti-dilution provisions.

                  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, other than rights resulting from such holder's ownership of shares of Common Stock, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company as set forth above.

                  In general, other than those provisions relating to the principal economic terms of the Rights, the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

                  A copy of the Rights Agreement and the amendments thereto have been filed with the Securities and Exchange Commission. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

                                  CERTIFICATE


         The Undersigned, being the duly elected Secretary of TechTeam Global, Inc., a Delaware corporation (the "Company"), hereby certifies that the Second Amendment of Rights Agreement dated as of May 5, 2003, between the Company and U.S. Stock Transfer Corporation, is in compliance with the terms of Section 27 of the Rights Agreement dated as of May 6, 1997, as amended August 24, 1999, between the Company and U.S. Stock Transfer Corporation.





Dated:  May 5, 2003                TECHTEAM GLOBAL, INC.



                                        By: /s/      Michael A. Sosin
                                           -------------------------------------
                                             Michael A. Sosin
                                             Secretary